UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 3, 2004


                                 NCT Group, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                    0-18267                   59-2501025
------------------------------    -------------------    -----------------------
 (State or other jurisdiction       (Commission                (IRS Employer
      of incorporation)             File Number)             Identification No.)


20 Ketchum Street, Westport, CT                                     06880
----------------------------------------                      ------------------
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number including area code:              (203) 226-4447
                                                              ------------------




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events.

On December 3, 2004, NCT Group, Inc. ("NCT") was informed by Carole Salkind, a beneficial owner of approximately 85% of the common stock of NCT, that Ms. Salkind entered into a written agreement with Production Resource Group, LLC ("PRG"), pursuant to which PRG assigned to Ms. Salkind all of its claims pending against NCT and NCT's subsidiaries, directors and officers (collectively, the "NCT Parties").

The PRG claims include those asserted by it in three pending lawsuits, two in Superior Court of the State of Connecticut and one in the Court of Chancery of Delaware in and for New Castle County. In one of the Connecticut cases, PRG's claims include a claim of collection on a $2.0 million Offer of Judgment previously accepted by NCT and its subsidiary, Distributed Media Corporation ("DMC"). In the Delaware case, PRG sought, among other things, the appointment of a receiver over the business and assets of NCT and DMC. In addition, NCT has previously agreed to indemnify all of the directors and officers of NCT who are defendants in these cases for any liabilities arising from the cases. NCT has confirmed directors and officers insurance coverage for some but not all of those indemnification obligations.

The NCT Parties and Ms. Salkind intend to enter into good faith negotiations to settle all of these claims.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          NCT GROUP, INC.

Date:  December 3, 2004
                                          By: /s/ Michael J. Parrella
                                              -----------------------
                                              Michael J. Parrella
                                              Chief Executive Officer and
                                              Chairman of the Board of Directors